Exhibit 99.1

LEAF GROUP ACQUIRES LEADING WELLNESS SITE WELL+GOOD

With the Addition of Well+Good to its Portfolio of Brands, Leaf Group Strengthens its Place as an Industry Leader in the Fitness and Wellness Category

SANTA MONICA, Calif. (June 6, 2018) — Leaf Group Ltd. (NYSE: LFGR), a diversified consumer internet company comprised of several marketplace and media properties, today announced it has acquired the wellness media company, Well+Good. The premium content and experiences brand, known for its trend-spotting and high-caliber editorial content, will join forces with Livestrong.com’s broad audience reach. The union of of these two brands cements Leaf Group’s position as a digital authority in the fitness and wellness category with a collective audience of, on average, more than 36 million unique monthly visitors during the first quarter of 2018 (via ComScore reporting).

“We are pleased to welcome Alexia Brue, Melisse Gelula and the talented team at Well+Good to Leaf Group.  Alexia and Melisse are talented entrepreneurs and strong leaders and I have long been impressed with the brand and the business they have built. Together we see a tremendous growth opportunity in the Wellness category and many meaningful points of collaboration across our portfolio of brands,” said Sean Moriarty, CEO of Leaf Group. “With two market leading brands in Well+ Good and Livestrong, we now offer unparalleled opportunities in fitness and wellness for consumers and advertisers alike.”

Leaf Group has concentrated on cultivating enduring, digital-first brands for passionate audiences in large and growing lifestyle categories, with fitness and wellness being a key area of focus. Livestrong.com has seen solid growth through this focused effort, reporting year-over-year revenue growth of 25% in Q1 2018. Livestrong.com is a leading general fitness site with approximately 30 million unique visitors per month (via ComScore April 2018 reporting).

Since its founding in 2010, Well+Good has emerged as an editorial leader in the fitness and wellness space, and has leveraged that reputation to create new and groundbreaking business extensions to the core site. Well+Good has a dedication to innovation, and was recognized by Fast Company, making its 2018 ‘Most Innovative Companies’ list. The brand also produces approximately 50 consumer events per year, including its Well+Good Talks and Well+Good Retreats. Driven by a talented team that continually seeks out new opportunities for expansion, Well+Good has a consistent record of robust revenue growth and profitability.

Capitalizing on the strengths of both brands, this acquisition will offer advertisers the unique opportunity to tap into both Well+Good and Livestrong.com’s loyal female audience through strategic ad campaigns. Livestrong.com has long been a leader in programmatic, while Well+Good is known for its creative direct offerings with brands such as Nike, American Express, and Tiffany & Co., among others. Advertisers will now have access to Leaf Group’s robust advertising platform that engages these best-in-class brands to develop multi-faceted campaigns tapping into each brand’s strengths while reaching a combined audience of approximately 36 million unique monthly visitors.

“We are thrilled to be joining Leaf Group’s exceptional portfolio of brands. In combining forces with Livestrong.com we will be able to amplify our efforts and reach the largest audience of wellness-focused consumers in the women’s lifestyle category,” said Alexia Brue, Well+Good Co-Founder.

“This is an incredibly exciting opportunity to continue to lead the wellness conversation, while inspiring and empowering readers to lead healthier, happier lives,” added Melisse Gelula, Well+Good Co-Founder.

Well+Good will remain headquartered in New York and led by its co-founders, Alexia Brue and Melisse Gelula, who will run day-to-day operations for Well+Good while also overseeing Leaf Group’s fitness and wellness category. With Livestrong.com’s roots in Los Angeles and Well+Good’s presence in New York, Leaf Group’s fitness and wellness brands will provide a bicoastal perspective to this fast-growing industry.

Leaf Group purchased all the outstanding equity interests of Well+Good for $10 million upfront and agreed to pay incremental cash consideration targeted at $9 million upon the achievement of certain operating targets through the end of the 2020 fiscal year.

About Well+Good:

Well+Good is a leading health and wellness media company known for its journalistic approach to content and ahead-of-the-curve trend-spotting. The female-founded company, bootstrapped since its debut in 2010, has been recognized as a vertical media leader. Well+Good was named to Fast Company’s 2018 Most Innovative Companies list. The brand also creates high-quality consumer events, including its Well+Good Talks and Well+Good Retreats series. For more information, visit www.wellandgood.com.

About Leaf Group:

Leaf Group Ltd. (NYSE: LFGR) is a diversified consumer internet company that builds enduring, creator-driven brands that reach passionate audiences in large and growing lifestyle categories, including fitness and wellness (Livestrong.com), and art and design (Saatchi Art, Society6 and Hunker). For more information about Leaf Group, visit www.leafgroup.com.

# # #

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding activities, events or developments that the Company or management intends, expects or believes will or may occur in the future are forward-looking statements. Such statements are made by management based on their experience, current expectations and other factors they deem appropriate, including certain assumptions related thereto, but they are not guarantees of future performance. Forward-looking statements involve risks and uncertainties that could cause actual results or developments to differ materially from those indicated due to a number of factors affecting the Company’s operations, markets, products and services. The Company identifies the principal risks and uncertainties that impact its performance in its public reports filed with the Securities and Exchange Commission, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” sections of the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made and the Company assumes no obligation to update any forward-looking statements.

Media Contact

Sharna Daduk

Vice President, Communications

310-917-6405

sharna.daduk@leafgroup.com